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Exhibit 99.01

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

SCANA CORPORATION
STOCK PURCHASE—SAVINGS PLAN:

We have audited the accompanying statements of financial position of the SCANA Corporation Stock Purchase—Savings Plan (the "Plan") as of December 31, 2004 and 2003, and the related statements of changes in participants' equity for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Plan as of December 31, 2004 and 2003, and the changes in participants' equity for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

Our audit was conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets (held at end of year) as of December 31, 2004 is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This schedule is the responsibility of the Plan's management. The schedule has been subjected to the auditing procedures applied in our audit of the basic 2004 financial statements and, in our opinion, is fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.

/s/ DELOITTE & TOUCHE
Columbia, South Carolina
April 15, 2005

SCANA CORPORATION
STOCK PURCHASE-SAVINGS PLAN
STATEMENTS OF FINANCIAL POSITION

December 31, (Thousands of dollars)	2004	2003
Assets:
Investments at Fair Value:
SCANA Corporation —
Shares of common stock (cost of $298,755 and $276,968 respectively)	$428,801	$365,954
Common and Collective Trust Funds:
IRT Conservative Asset Allocation Trust	853	594
IRT Moderate Asset Allocation Trust	3,490	2,914
IRT Aggressive Asset Allocation Trust	1,228	798
IRT 500 Index Fund	10,831	8,842
IRT Stable Value Fund	14,184	9,334
Mutual Funds:
American Century Income & Growth Fund	2,547	2,044
AmSouth Large Cap "A" Fund	5,183	4,761
Invesco Small Company Growth Fund	—	3,348
Janus Small Cap Value Fund	6,388	4,700
Dodge & Cox Stock Fund	11,164	3,895
EuroPacific Growth Fund	5,263	2,754
Lord Abbott Growth Opportunity Fund	4,106	—
Morgan Stanley US Mid Cap Value Fund	—	1,875
MFS Mid Cap Growth Fund	—	3,960
PIMCO Total Return Fund	7,360	6,066
T. Rowe Price Mid Cap Value Fund	5,280	—
Vanguard Explorer Fund	4,182	—
Other	106	5
Loans to Participants (Note 2)	18,821	16,979

Total Investments, at Fair Value	529,787	438,823

Receivables:
Contributions Receivable — Employee	1,057	—
Contributions Receivable — Employer	1,804	1,181
SCANA Corporation Dividends Receivable	3,979	3,687

Total Receivables	6,840	4,868

Participants' Equity	$536,627	$443,691

See Notes to Financial Statements.

SCANA CORPORATION
STOCK PURCHASE-SAVINGS PLAN
STATEMENTS OF CHANGES IN PARTICIPANTS' EQUITY

For the years ended December 31, (Thousands of dollars)	2004	2003	2002
Investment Income:
Interest and Dividends	$19,589	$16,273	$15,105
Net Appreciation (Depreciation) in Fair Value of Investments:
Common Stock of SCANA Corporation (Note 3)	55,662	34,410	31,947
Mutual Funds	3,283	5,843	(7,544)
Common and Collective Trust Funds	1,540	2,594	(2,154)

Total Investment Income	80,074	59,120	37,354

Contributions:
Company and Participating Subsidiaries' Match	17,212	15,673	14,257
Participating Employees	23,141	20,392	18,150

Total Contributions	40,353	36,065	32,407
Distributions to Participants	(27,491)	(25,116)	(30,140)

Net Increase Before Transfers	92,936	70,069	39,621
Transfers from Subsidiaries	—	—	46

Net Increase in Participants' Equity	92,936	70,069	39,667
Participants' Equity, Beginning of Year	443,691	373,622	333,955

Participants' Equity, End of Year	$536,627	$443,691	$373,622

See Notes to Financial Statements.

SCANA CORPORATION
STOCK PURCHASE-SAVINGS PLAN
NOTES TO FINANCIAL STATEMENTS

1.     Summary of Accounting Policies

        Basis of Accounting—The accompanying financial statements for the SCANA Corporation (the Company) Stock Purchase-Savings Plan (the Plan) have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

        Investments Valuation and Income Recognition—Investments are reported at fair market value. Common stock and mutual funds are valued at their respective quoted market price at year-end. Investments in common and collective trust funds ("funds") are stated at fair values, which have been determined based on the unit values of the funds. Unit values are determined by dividing the fund's net assets at fair value by its units outstanding at each valuation date. Participant loans are valued at cost plus accrued interest, which approximates fair value.

        Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of participant's equity and changes therein. Actual results could differ from those estimates. The Plan utilizes various investment instruments. Investment securities, in general, are exposed to various risks, such as interest rate, credit and overall market volatility. It is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the statements of financial position.

        Payment of Benefits—Benefits are recorded when paid.

2.     Description of the Plan

        The following description of the Plan provides only general information. Participants should refer to the Plan document for a complete description of the Plan's provisions.

        General—Participants must be at least 18 years of age and be receiving eligible earnings from the Company or participating subsidiaries or be on a leave of absence authorized by the Company. The Plan has profit sharing, stock bonus and employee stock ownership components. The profit sharing component is intended to qualify under Internal Revenue Code (Code) sections 401(a), 401(k) and 401(m). The stock bonus and employee stock ownership components (the assets of which are invested in the Common Stock Fund, which invests solely in the Company's common stock) are intended to qualify under Code sections 401(a) and 4975(e) (7), respectively. The Plan's assets are held by AMVESCAP National Trust Company, the Plan's trustee (Trustee) pursuant to a Trust Agreement. Certain administrative functions are performed by officers or employees of the Company or its subsidiaries. No such officer or employee receives compensation from the Plan. Employees pay a minimal amount for the operating expenses of mutual funds or common and collective trusts in which they choose to invest, as well as for each share of Company common stock bought or sold at their direction. All other administrative expenses are paid directly by the Company.

        Contributions—The Plan allows participants to contribute up to 15% of eligible earnings on an after-tax basis (Regular Savings) or before-tax basis (Tax Deferred Savings), subject to certain Code limitations. The Company and participating subsidiaries match participant contributions up to 6% of eligible earnings. Effective January 1, 2004 participants who are age 50 or older or who will attain age 50 during the calendar year and are making the maximum amount of contributions allowed by the Plan or by law may make catch-up contributions. The Plan allows for the acceptance of Direct Rollovers (Rollover) from other qualified retirement plans and conduit Individual Retirement Accounts.

        Investments—Participants direct the Trustee to invest contributions in any combination of either the Company's common stock or a group of mutual funds and common and collective trust funds selected to range from conservative to aggressive investment styles. The Company's and participating subsidiaries' matching contributions are initially invested in shares of the Company's common stock but may be transferred by the Participant at any time thereafter to any other investment option in the Plan.

        Vesting—Participants fully and immediately vest in all contributions, whether made by participants, the Company or participating subsidiaries.

        Participant Loans—Participants may borrow from their account balance up to a maximum of $50,000. The loans bear interest at a fixed rate determined by using the "Prime Interest Rate" as published in the Wall Street Journal plus 1% as determined on the last business day of each month for the next month's loans. Principal and interest is paid ratably through payroll deduction. Upon termination of employment, death or disability, loans must be paid in full or they will reduce the distributable amount of the participant's account balance.

        Distributions—Participants may request distributions from their Prior Employee, Regular Savings, Rollover, or Company match accounts prior to age 59 1/2. A distribution may be requested of only such contributions which have been in existence for two years following the close of the Plan year during which they were made. If the participant has participated in the Plan for at least five years, all Company contributions are eligible for distribution. Participants may not receive distributions from their Tax Deferred Savings accounts before age 59 1/2 unless they can demonstrate a hardship or in the event of retirement, disability or termination of employment.

        Dividends payable on Company common stock allocated to the employee stock ownership component of the Plan are distributed to participants. Participants may elect on a quarterly basis not to receive distributions of dividends from the Plan.

        Federal Income Tax Status—The Plan received a determination letter from the Internal Revenue Service dated April 5, 2002 indicating that the Plan complied with all required amendments and satisfied all applicable requirements of the Code through December 31, 2001. The Plan has been amended subsequent to receiving the determination letter; however, the Company and the plan administrator believe that the Plan was designed and continues to be operated in compliance with the requirements of the Code and that the Plan and the related trust continue to be tax-exempt.

        Plan Amendment—The Plan was amended in 2004 to allow eligible participants who are age 50 or older to make catch up contributions to the Plan; to allow participants to diversify Employer matching contributions from SCANA common stock; to delegate fiduciary responsibility under the Plan; to define valuation price; to allow terminated participants to defer distributions of their account balances until those distributions are legally required to be paid; to require that the SCANA Stock Fund be retained as an investment option under the Plan and, as previously described, to allow participants to make quarterly dividend retention elections.

        Plan Termination—Although it has not expressed any intent to do so, the Company and participating subsidiaries have the right under the Plan to discontinue their contributions at any time and to terminate the Plan subject to the provisions of the Employee Retirement Income Security Act of 1979.

3.     Nonparticipant-Directed Investments

        Net assets and significant changes related to nonparticipant-directed investments as of December 31, 2003 and 2002 and for each of the two years ended December 31, 2003 (thousands of dollars) are as follows:

	2003	2002
Change in Net Assets:
Net appreciation	$16,179	$14,898
Interest and dividends	6,692	5,972
Employer contributions	15,673	14,184
Benefits paid to participants	(13,590)	(15,652)

Net Change	24,954	19,402
Investment in SCANA Common Stock, beginning of year	149,080	129,678

Investment in SCANA Common Stock, end of year	$174,034	$149,080

        As discussed in Note 1, effective January 1, 2004, all restrictions on investment options for matching contributions were eliminated.

4.     Related Party Transactions

        Certain Plan investments are shares of mutual funds and common and collective trust funds managed by an affiliate of the Trustee and common stock of SCANA Corporation; therefore, these transactions qualify as party-in-interest transactions.

SCANA CORPORATION
STOCK PURCHASE-SAVINGS PLAN
SUPPLEMENTAL SCHEDULE

SCHEDULE OF ASSETS (HELD AT END OF YEAR)
Form 5500, Schedule H, Part IV, Line 4i
(Thousands of Dollars)

Description	Cost **	Current Value
* SCANA Corporation Common Stock		$428,801
* Common and Collective Trust Funds:
IRT Conservative Asset Allocation Trust		853
IRT Moderate Asset Allocation Trust		3,490
IRT Aggressive Asset Allocation Trust		1,228
IRT 500 Index Fund		10,831
IRT Stable Value Fund		14,184
Mutual Funds:
American Century Income & Growth Fund		2,547
AmSouth Large Cap "A" Fund		5,183
Janus Small Cap Value Fund		6,388
Dodge & Cox Stock Fund		11,164
EuroPacific Growth Fund		5,263
Lord Abbott Growth Opportunities		4,106
PIMCO Total Return Fund		7,360
T. Rowe Price Mid Cap Value		5,280
Vanguard Explorer — Admiral Class		4,182
* Other		106
* Loans to participants, with interest rates ranging from 5.0% to 10.5% and maturities ranging from 1 month to 10 years		18,821

		$529,787

*
Denotes permitted party-in-interest

**
Cost information is not required for participant-directed investments and, therefore, is not included.

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